For Immediate Release

Contact:  Mark W. Jarman                     Richard A. Santa
          VP of Corporate Development        Chief Financial Officer
          Dynamic Materials Corporation      Dynamic Materials Corporation
          303-604-3923                       303-604-3938


                   DMC DEAL WITH SNPE APPROVED BY STOCKHOLDERS

              DMC Receives $5.8 Million in Cash at $2.75 Per Share and an Additional $1.2 million in Cash for Convertible Sub-debt

(Lafayette, CO - June 15, 2000) Dynamic Materials Corporation, (Nasdaq: BOOM), 'DMC', today announced that at the Company's Special Meeting of stockholders a Stock Purchase Agreement (the Agreement) with SNPE, Inc. (SNPE), was approved by a strong majority making SNPE a 50.8% stockholder of the Company. The stock purchase was executed immediately following the Special Meeting activating a $5.8 million cash payment to the Company in exchange for 2,109,091 shares of the Company's common stock at a price of $2.75 per share. An additional $1.2 million cash payment was made under a five-year, 5% Convertible Subordinated Note convertible in whole or in part into common stock by SNPE at a conversion price of $6 per share. DMC will use the $7 million primarily to repay debt, finance working capital requirements and make selective capital investments. DMC also entered into a new credit facility agreement with SNPE, which provides up to $3.5 million in borrowings for working capital requirements through June 30, 2001. The Company will continue to maintain a letter of credit with its bank in support of $6.35 million in outstanding industrial development revenue bond debt.

Organizational Changes

DMC has also undergone a management restructuring in conjunction with the transaction. Joseph P. Allwein has assumed the title of Vice President and Chief Operating Officer and has resigned from the post of Chief Executive Officer as well as from the Company's board of directors. Bernard Hueber, Chairman and Chief Executive Officer of Nobel Explosifs France has been named to DMC's board of directors in place of Joseph P. Allwein, and has been named as the Chairman of the Board. Bernard Fontana, Vice President of Groupe SNPE, North America and President of SNPE, Inc., has assumed the office of President and Chief Executive. Mr. Fontana has also joined the board of directors in place of
Michael C. Franson who has also stepped down from the board. Mr. Michel Philippe, Corporate Senior Vice-President Finance and Legal Affairs for Groupe SNPE, and Mr. Bernard Riviere, Senior Vice President and CEO for Groupe SNPE, each have been appointed to the board of directors in newly created

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directorships.  John Banker, a former officer of DMC and president of Clad Metal
Products, Inc., has joined the senior staff of the Company as Vice President of Sales and Marketing for DMC's Explosion Metalworking Group.

Future Business Direction

"We believe that both DMC and SNPE can benefit from this enhanced relationship," said Bernard Fontana, DMC's new president and chief executive officer. "We want DMC to focus its priorities on the global market for clad plate," concluded Fontana.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; any actions which may be taken by SNPE as the controlling shareholder of the Company with respect to the Company and its businesses; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the Company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; and other risks detailed from time to time in the Company's SEC reports, including the Company's report on Form 10-K for the year ended December 31, 1999, and reports on Form 10-Q for the quarter ending March 31, 2000.

SNPE,   Inc.  is  a  wholly   owned   subsidiary   of  Groupe   SNPE,  a  French
government-owned fine chemicals, aerospace and defense company with interests in the explosion bonding of clad metal plates.

Based in Lafayette, Colorado, Dynamic Materials Corporation is a leader in the metal working industry, and its products include bonded clad metal plates and other metal fabrications for the petrochemical, chemical processing, satellite/launch vehicle, commercial aircraft, defense and a variety of other industries.

              For more information on Dynamic Materials Corporation visit the Company's web site at http://www.dynamicmaterials.com

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